Exhibit 99.1

Sanara MedTech Inc. Announces Unaudited Preliminary Results for the Fourth Quarter and Full Year 2022

FORT WORTH, TX / GLOBENEWSWIRE / February 22, 2023 / Sanara MedTech Inc. Based in Fort Worth, Texas, Sanara MedTech Inc. (“Sanara,” the “Company,” “we,” “our” or “us”) (NASDAQ: SMTI), a medical technology company focused on developing and commercializing transformative technologies to improve clinical outcomes and reduce healthcare expenditures in the surgical, chronic wound and skin care markets, announced today certain unaudited preliminary results for the fourth quarter and full-year 2022.

Selected Fourth Quarter and Full-Year 2022 Preliminary Results (Unaudited)

●	Net revenue of approximately $15.3 million for the three months ended December 31, 2022, compared to net revenue of $7.0 million for the three months ended December 31, 2021, which would result in a record net revenue quarter and represent a 119% increase from the prior year period.

●	Net revenue of approximately $45.8 million for the year ended December 31, 2022, compared to net revenue of $24.1 million for the year ended December 31, 2021, representing a 90% increase from the prior year. The higher net revenues in 2022 were primarily due to increased sales of surgical products as a result of our increased market penetration and expanded product offering, our continuing strategy implementation of expanding our sales force and independent distribution network in both new and existing U.S. markets, as well as additional revenues from the Scendia Biologics, LLC (“Scendia”) acquisition.

●	Operating loss is expected to be between $2.0 million and $3.5 million for the three months ended December 31, 2022, compared to an operating loss of $3.4 million for the three months ended December 31, 2021.

●	Operating loss is expected to be between $11.0 million and $12.5 million for the year ended December 31, 2022, compared to operating loss of $7.4 million for the year ended December 31, 2021. The higher operating loss in 2022 was primarily due to higher expenses related to research and development, higher non-cash amortization expense related to intangible assets acquired as part of our acquisitions of Precision Healing Inc. and Scendia and higher costs related to sales force expansion and operational support.

●	Cash and cash equivalents were approximately $9.0 million as of December 31, 2022.

●	As a result of the dissolution of Sanara Pulsar, LLC (“Sanara Pulsar”), an entity that was majority-owned by a wholly owned subsidiary of Sanara, we recorded a non-cash loss on disposal of investment in the fourth quarter of 2022 totaling approximately $1.0 million. The loss on disposal of investment will be included in “Other expense” in Sanara’s Statement of Operations for the year ended December 31, 2022. At the time of the formation of Sanara Pulsar, Sanara Pulsar and Wound Care Solutions, Limited (“WCS”) entered into a supply agreement whereby Sanara Pulsar became the exclusive distributor in the United States of certain wound care products, including the Sanara Pulsar II AWI Wound Debridement System, that utilized intellectual property developed and owned by WCS (collectively, the “Pulsar Products”). When we formed Sanara Pulsar, we believed the Pulsar Products would provide clinicians with a novel debridement solution. We also believed the Pulsar Products would receive an expanded reimbursement code for use by all clinician types. Ultimately, we did not receive an additional reimbursement code, which limited the adoption of the Pulsar Products.

Zach Fleming, Sanara’s CEO, stated, “In 2022, Sanara saw significant net revenue growth as a result of increased sales of our surgical products including those we market through our acquisition of Scendia and the products we license from Cook Biotech Inc. The efficacy of our CellerateRX® Surgical line of products and our ability to offer an expanded portfolio of products were both key drivers of our success in 2022 and we believe they will continue to help drive growth in 2023.”

Our independent registered public accounting firm has not completed its procedures with respect to the preliminary financial information or its audit of our financial statements for the year ended December 31, 2022. Our actual results may differ from these estimates as a result of the completion of our audit and other developments that may arise between now and the time our financial results for the fourth quarter and year are finalized.

About Sanara MedTech Inc.

With a focus on improving patient outcomes through evidence-based healing solutions, Sanara MedTech Inc. markets, distributes and develops surgical, wound and skincare products for use by physicians and clinicians in hospitals, clinics and all post-acute care settings and offers wound care and dermatology virtual consultation services via telemedicine. Sanara’s products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara markets and distributes CellerateRX® Surgical Activated Collagen®, FORTIFY TRG® Tissue Repair Graft and FORTIFY FLOWABLE® Extracellular Matrix as well as a portfolio of advanced biologic products focusing on AMPLIFY™ Verified Inductive Bone Matrix, ALLOCYTE™ Advanced Cellular Bone Matrix, BiFORM® Bioactive Moldable Matrix and TEXAGEN® Amniotic Membrane Allograft to the surgical market. In addition, the following products are sold in the wound care market: BIAKŌS™ Antimicrobial Skin and Wound Cleanser, BIAKŌS™ Antimicrobial Wound Gel, BIAKŌS™ Antimicrobial Skin and Wound Irrigation Solution and HYCOL® Hydrolyzed Collagen. Sanara’s pipeline also contains potentially transformative product candidates for mitigation of opportunistic pathogens and biofilm, wound re-epithelialization and closure, necrotic tissue debridement, and cell compatible substrates. The Company believes it has the ability to drive its pipeline from concept to preclinical and clinical development while meeting quality and regulatory requirements. Sanara is constantly seeking long-term strategic partnerships with a focus on products that improve outcomes at a lower overall cost. In addition, Sanara is actively seeking to expand within its six focus areas of wound and skin care for the acute, post-acute, and surgical markets. The focus areas are debridement, biofilm removal, hydrolyzed collagen, advanced biologics, negative pressure wound therapy products, and the oxygen delivery system segment of the wound and skincare market.

Information about Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “anticipates,” “believes,” “contemplates,” “continue,” “could,” “estimates,” “expect,” “forecasts,” “guidance,” “intend,” “may,” “plan,” “possible,” “potential,” “predicts,” “preliminary,” “projects,” “seeks,” “should,” “targets,” “will” or “would,” or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include, among others, statements regarding the Company’s expected net revenue and operating loss for the fourth quarter and full fiscal year ended December 31, 2022, the Company’s expected cash and cash equivalents as of December 31, 2022, the Company’s noncash loss on disposal of investment during December 2022 and the Company’s business strategy. These items involve risks, contingencies and uncertainties such as the preliminary financial information remaining subject to changes and finalization based upon management’s ongoing review of results for the fourth quarter and full fiscal year 2022 and the completion of all quarter and year end closing procedures, the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, uncertainties associated with the development and process for obtaining regulatory approval for new products, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s SEC filings, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Contact:

Callon Nichols, Director of Investor Relations

713-826-0524

CNichols@sanaramedtech.com

SOURCE: Sanara MedTech Inc.